Exhibit 10.2

FLOTEK INDUSTRIES, INC.

2010 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

1. Grant of Restricted Stock. Subject to the conditions described in this agreement (the “Award Agreement”) and in the Flotek Industries, Inc 2010 Long-Term Incentive Plan, as amended from time to time (the “Plan”), Flotek Industries, Inc., a Delaware corporation (the “Company”), hereby agrees to grant to H. Richard Walton (“Participant”) shares of “Restricted Stock” of the Company.

2. Number of Shares of Restricted Stock Granted. 50,000 shares of Restricted Stock (common stock of the Company, $0.0001 par value per share).

3. Grant Date. March 13, 2013.

4. Vesting.

(a) Vesting Schedule. Subject to the satisfaction of the terms and conditions set forth in the Plan and this Award Agreement, including Participant’s continued employment/service with the Company through the applicable vesting date set forth below, Participant shall vest in his/her rights under the Restricted Stock and the Company’s right to return and reacquisition of such shares shall lapse with respect to the Restricted Stock according to the following schedule and conditions:

(i) 25,000 shares of the Restricted Stock shall vest on March 13, 2014; and

(ii) 25,000 shares of the Restricted Stock shall vest on March 13, 2015.

(b) Forfeited Restricted Stock. For the sake of clarity, references to Restricted Stock does not include any previously forfeited Restricted Stock.

5. Issuance and Transferability.

(a) Registration and Restricting Legend. Upon grant, the Restricted Stock granted hereunder shall be registered in the name of Participant and, unless and until such Restricted Stock vests, shall be left on deposit with the Company, or in trust or escrow pursuant to an agreement satisfactory to the Company, until such time as the restrictions on transfer have lapsed. If the shares of Restricted Stock are represented by certificates, such certificates shall be marked with the following legend:

“The shares represented by this certificate have been issued pursuant to the terms of the Flotek Industries, Inc. 2010 Long-Term Incentive Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as is set forth in the terms of the Restricted Stock Agreement dated March 13, 2013.”

(b) Book Entry Form. If the shares are held in book entry form, then such entry will reflect, in a manner sufficient to effect in a legally enforceable form, that such shares of Restricted Stock are subject to the restrictions of this Award Agreement and the Plan.

(c) Stock Power. Participant will deliver to the Company a stock power, in substantially the form as Exhibit A attached hereto or such form as required by the Company, endorsed in blank, with respect to each Award of Restricted Stock.

(d) Release of Restrictions. Upon vesting of any portion of the shares of Restricted Stock and satisfaction of any other conditions required by the Plan or pursuant to this Award Agreement, the Company shall promptly either issue a stock certificate, without such restricted legend, for any shares of the Restricted Stock that have vested, or, if the shares are held in book entry form, the Company shall remove the notations on the book entry registrations for any shares of the Restricted Stock that have vested.

(e) Prohibition on Transfer. Until restrictions lapse, the Restricted Stock shall not be transferable. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of Participant. Any purported assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock, regardless of by whom initiated or attempted, prior to the lapse of restrictions shall be void and unenforceable against the Company. If, notwithstanding the foregoing, an assignment, alienation, pledge, attachment, sale, transfer or other encumbrance of the Restricted Stock is effected by operation of law, court order or otherwise, the affected Restricted Stock shall remain subject to the risk of forfeiture, vesting requirement and all other terms and conditions of this Award Agreement. In the case of Participant’s death or Disability, Participant’s vested rights under this Award Agreement (if any) may be exercised and enforced by Participant’s guardian or legal representative.

6. Forfeiture.

(a) In the event of Participant’s Termination for a reason other than a reason that causes Vesting pursuant to Section 6(b) of this Agreement, the unvested portion of the Restricted Stock held by Participant at that time shall immediately be forfeited and the Company shall repurchase such forfeited shares from the Participant for the lesser of (i) the amount paid by the Participant to the Company for such shares, if any, or (ii) the Fair Market Value of an equivalent number of shares of Common Stock determined on the date the Restricted Stock is forfeited.

(b) If not already forfeited pursuant to Section 6(a), the occurrence of any of the following events shall cause the portion of the Restricted Stock which is not yet Vested to be considered immediately Vested: (i) a Change of Control, (ii) the death of Participant, (iii) a Termination by the Company which is not for Cause, (iv) a

Termination by the Participant which is for Good Reason (as hereinafter defined), (v) a Termination which is because of the Disability of Participant. For purposes hereof, “Good Reason” shall exist upon the occurrence of one of the following Company actions (unless the Participant consents in writing to such action(s)): (i) a material reduction of the compensation and benefits to which the Participant was entitled immediately prior to such reduction, (ii) a material reduction in the duties, authority or responsibilities relative to the duties, authority or responsibilities of the Participant as in effect immediately prior to such reduction, or (iii) the relocation of Participant to a facility or a location more than fifty (50) miles from Participant’s then present location; provided, however, that (A) Participant must provide the Company with written notice of the occurrence of such action(s) within 60 days of the initial occurrence of such action(s) and of Participant’s intent to terminate the term of this Agreement based on such action(s) and (B) the Company will have 30 days from the date that such written notice is provided by the Participant to cure such action(s).

7. Ownership Rights. Subject to any reservations, conditions or restrictions set forth in this Award Agreement and/or the Plan, upon grant to Participant of the Restricted Stock, Participant shall be entitled to all voting rights applicable to the Restricted Stock during the Restricted Period. In the event of forfeiture of shares of Restricted Stock, the Participant shall have no further rights with respect to such Restricted Stock.

8. Reorganization of the Company. The existence of this Award Agreement shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; any merger or consolidation of the Company; any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof; the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Certain Restrictions. By executing this Award Agreement, Participant acknowledges that he will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities law or any other applicable laws, rules or regulations, or with this Award Agreement or the terms of the Plan.

10. Amendment and Termination. This Award Agreement or the Plan may be amended or terminated in accordance with the terms of the Plan and with the express written consent of Participant.

11. Taxes and Withholdings.

(a) Tax Consequences. The granting, vesting and/or sale of all or any portion of the Restricted Stock may trigger tax liability. Participant agrees that he/she shall be solely responsible for any such tax liability. Participant is encouraged to contact his tax advisor to discuss any tax implications which may arise in connection with the Restricted Stock.

(b) Withholding. Participant acknowledges that the vesting of Restricted Stock granted pursuant to this Award Agreement, the making of an election under Section 83(b) of the Code and the vesting and payment of any accrued dividends may result in federal, state or local tax withholding obligations. Participant understands and acknowledges that the Company will not deliver shares of Common Stock or make any payment of accrued dividends until it is satisfied that appropriate arrangements have been made to satisfy any tax obligation under this Award Agreement or the Plan and agrees to make appropriate arrangements suitable to the Company for satisfaction of all tax withholding obligations. Further, Participant hereby agrees and grants to the Company the right to withhold from any payments or amounts of compensation, payable in cash or otherwise, in order to meet any tax withholding obligations under this Award Agreement or the Plan. As such, if the Company requests that Participant take any action required to effect any action described in this Section and to satisfy the tax withholding obligation pursuant to this Award Agreement and the Plan, Participant hereby agrees to promptly take any such action.

(c) Section 83(b). Participant understands that any election under Section 83(b) of the Code with regard to the Restricted Stock must be made within thirty (30) days of the Grant Date and that, in the event of such election, Participant will so notify the Company in writing on or before such date.

12. No Guarantee of Tax Consequences. The Company, Board and Committee make no commitment or guarantee to Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under this Award Agreement and assumes no liability whatsoever for the tax consequences to Participant.

13. Severability. In the event that any provision of this Award Agreement is, becomes or is deemed to be illegal, invalid, or unenforceable for any reason, or would disqualify the Plan or this Award Agreement under any law deemed applicable by the Board or the Committee, such provision shall be construed or deemed amended as necessary to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board or the Committee, materially altering the intent of the Plan or this Award Agreement, such provision shall be stricken as to such jurisdiction, the Participant or this Award Agreement, and the remainder of this Award Agreement shall remain in full force and effect.

14. Terms of the Plan Control. This Award Agreement and the underlying Award are made pursuant to the Plan. Notwithstanding anything in this Award Agreement to the contrary, the terms of the Plan, as amended from time to time and interpreted and applied by the Committee, shall govern and take precedence. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan, the terms of which are incorporated herein by reference.

15. Governing Law. This Award Agreement shall be construed in accordance with (excluding any conflict or choice of law provisions of) the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.

16. Consent to Electronic Delivery; Electronic Signature. Except as otherwise prohibited by law, in lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectuses supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other Award made or offered by the Company. Electronic delivery may be via a Company electronic mail system or by reference to a location on a Company intranet to which Participant has access. Participant hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver, and agrees that his electronic signature is the same as, and shall have the same force and effect as, his manual signature.

[SIGNATURE PAGE FOLLOWS]

COMPANY:

Flotek Industries, Inc.

By:	/s/ John W. Chisholm
Name	Printed: John W. Chisholm
Title:	CEO, President & Chairman of the Board
Date: 3/13/13

PARTICIPANT:

/s/ H. Richard Walton
H. Richard Walton

Address:

[Redacted]

Date: 3/13/13

EXHIBIT A

Assignment Separate from Certificate

FOR VALUE RECEIVED,                                 hereby sells, assigns and transfers unto Flotek Industries, Inc., a Delaware corporation (the “Company”),                     (            ) shares of common stock of the Company represented by Certificate No.                     and does hereby irrevocably constitute and appoint                                              , or his designee or successor, as attorney to transfer the said stock on the books of the Company with full power of substitution in the premises.

Dated:             , 20    .

Print Name

Signature

INSTRUCTIONS: PLEASE DO NOT FILL IN ANY BLANKS OTHER THAN THE SIGNATURE LINE. THE PURPOSE OF THIS ASSIGNMENT IS TO ENABLE THE COMPANY TO EXERCISE ITS “REPURCHASE OPTION” SET FORTH IN THE AWARD AGREEMENT WITHOUT REQUIRING ADDITIONAL SIGNATURES ON THE PART OF THE PURCHASER.